Exhibit 3.1

Company Number: 1994475

AGBA Group Holding Limited

匯邦集團控股有限公司

CERTIFIED COPY OF EXTRACT OF RESOLUTION
ADOPTED BY THE SHAREHOLDERS

PURSUANT TO THE MEMORANDUM AND
ARTICLES OF ASSOCIATION OF THE COMPANY
ON THE 28TH DAY OF DECEMBER 2023

RESOLVED THAT:

Clause 6.2 of the memorandum of association of the Company be deleted in its entirety and replaced with the following:

“6.2	The Company is authorized to issue a maximum of 1,000,000,000 Shares of a single class each with a par value of US$0.001.”

Dated this 28th day of December, 2023

Vistra (BVI) Limited
Registered Agent

(Resolution dated 28th day of December, 2023 and filed on 28th day of December, 2023)